Exhibit 99.1

Contact:	Repros Therapeutics Inc.
Joseph Podolski (281) 719-3447
President and Chief Executive Officer

VAGINAL DELIVERY OF REPROS’® PROELLEX® BYPASSES FIRST PASS LIVER EFFECTS AND ACHIEVES GREATER SIGNALS OF EFFICACY AT SIGNIFICANTLY LOWER EXPOSURE
Company plans to submit new IND to FDA pending vaginal irritation study

THE WOODLANDS, Texas – December 27, 2010 – Repros Therapeutics Inc.® (NasdaqCM:RPRX) today announced it has completed two animal model studies of the use of Proellex® in a vaginally administered formulation that demonstrated effects on progesterone sensitive tissues equivalent to the highest oral dose formerly in development by the Company.  Most importantly, extrapolating the data from the exposure seen in animals to that seen in humans, administration of Proellex via the vaginal route may achieve maximum circulating concentrations that are approximately 2% of that exhibited in humans at the 50 mg dose and only 6.5% of the lowest oral dose, 12.5 mg, previously tested in humans.

The Company believes the high concentrations of the active ingredient and its primary metabolite attained in first pass absorption and processing by the liver resulted in the delayed toxicity exhibited in roughly 3-4% of the women administered the 50 mg dose of the drug in Phase III studies.  At 12.5 mg there were no adverse liver toxicity signals different than placebo.  The maximum concentrations of parent and metabolite for the 12.5 mg dose were 25% of the 50 mg dose.

The Company’s first animal study was conducted in dogs comparing a vaginal formulation to the oral formulation used in the Repros studies.  Maximum circulating concentrations of the active ingredient and the metabolite in the vaginal formulation were roughly 6.5% of the values obtained via the oral route for the same dose of the drug.

To determine whether these low circulating levels could have any impact predictive of efficacy, the Company conducted a study in rabbits.  The rabbit study, known as the “anti-Clauberg” assay is used as a model to determine the efficacy potential of drugs such as Proellex.  The model was originally used by the National Institute of Health in selecting the active ingredient of Proellex as the lead compound from the family of molecules they discovered and exclusively licensed to Repros.  The data from the study showed that vaginal delivery of Proellex exhibits four times the activity of the same oral dose.  Coupling the findings of the dog study with this outcome suggests a highly efficacious and safe formulation of Proellex may be developed.  The Company is completing one more dose optimization study in the rabbit and pending that outcome will conduct a vaginal irritation study before requesting a pre-IND meeting with the FDA.  The Company plans to submit its findings for publication.  A patent application is pending that covers this technology.  The formulation uses standard pharmaceutical excipients that have previously shown to be devoid of properties that would irritate the vagina.

Joseph S. Podolski, President and CEO of Repros, commented, “The animal data is impressive. If we can obtain agreement from the FDA to conduct a study of vaginally administered Proellex in the second quarter of 2011, we can be in a position to compare low dose oral administration to vaginal administration by year end.”  He further noted, “Though our Phase III studies of high oral doses were stopped due to liver toxicity, the insight we gained from conducting those studies is invaluable.  We believe we will be able to move to Phase III after we complete these studies pending favorable outcomes.”

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to have the partial hold on Proellex® lifted and to determine a safe and effective dose for Proellex,  raise needed additional capital on a timely basis in order for it to continue to fund its operations and pursue its development activities, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.